151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Cynthia Michener 860-273-8553 michenerc@aetna.com
Investor Contact: Tom Cowhey 860-273-2402 cowheyt@aetna.com

News Release _________________________________________________________

AETNA REPORTS THIRD-QUARTER 2013 RESULTS

•	Third-quarter 2013 operating earnings per share (1) were $1.50

•	Net income (2) per share was $1.38

•	Medical membership of 22.2 million at September 30, 2013, a 22 percent increase over the corresponding period in 2012

•	Operating revenue (3) of $13.0 billion for the third quarter of 2013, a 46 percent increase over the corresponding period in 2012

•	Aetna reaffirms full-year 2013 operating earnings per share projection of $5.80 to $5.90 (4)

HARTFORD, Conn., October 29, 2013 - Aetna (NYSE: AET) announced third-quarter 2013 operating earnings (1) of $561.8 million, an increase of 7 percent over the third quarter of 2012. Third-quarter operating earnings per share (1) were $1.50 in 2013 and $1.55 in 2012. Net income (2) for the third quarter of 2013 was $518.6 million, or $1.38 per share and includes $.09 per share of integration-related costs and $.03 per share of net realized capital losses.

Third-Quarter Financial Results at a Glance

(Millions, except per share results)	2013	2012	Change
Operating revenue (3)	$12,994.2	$8,900.0	46%
Total revenue	13,035.6	8,917.3	46%
Operating earnings (1)	561.8	523.2	7%
Net income (2)	518.6	499.2	4%

Per share results:
Operating earnings (1)	$1.50	$1.55	(3)%
Net income (2)	1.38	1.47	(6)%

Weighted average common shares - diluted	375.2	338.6

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“Aetna’s diversified business model produced another solid performance in the third quarter, which includes our first full quarter of results from the Coventry operations,” said Mark T. Bertolini, Aetna chairman, CEO and president. “Bolstered by the acquisition and continued strong performance in our Commercial and Medicaid businesses, Aetna generated higher operating earnings and operating revenues year over year. As we look to the final quarter of 2013, we continue to project strong year-over-year performance.

“In October, CMS released the 2014 star ratings data, which is the basis for Medicare Advantage star bonus revenue payments in 2015. Aetna now has more than 60 percent of our members in four star or greater plans, a meaningful improvement over last year and the highest percentage among national carriers. These ratings are a testament to our continued focus and execution in this important business,” said Bertolini.

“Aetna reported solid progress and execution this quarter,” said Shawn M. Guertin, Aetna senior vice president and CFO. “Operating revenue increased by nearly 46 percent year over year, primarily from the addition of Coventry. Coventry’s businesses performed well, giving us increased confidence in our ability to achieve our synergy and accretion targets.

“Our capital generation is strong, allowing us to execute upon our strategic vision and return cash to shareholders. This quarter we paid a dividend of $74 million and repurchased $333 million of shares. Year to date, Aetna has returned nearly $1.2 billion of capital to our shareholders through these two programs. Our financial position, capital structure, and liquidity all continue to be very strong,” said Guertin.

Total company results

•
Operating earnings (1) were $561.8 million for the third quarter of 2013 compared with $523.2 million for the third quarter of 2012. Operating earnings were 7 percent higher in the third quarter of 2013 due to the inclusion of results from the acquisition of Coventry partially offset by lower underwriting margins primarily in our underlying Medicare and Group Life businesses.

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•
Operating revenues (3) for the third quarter of 2013 were $13.0 billion compared with $8.9 billion for the third quarter of 2012. The 46 percent increase is primarily the result of higher Commercial, Medicare and Medicaid Health Care premiums from the acquisition of Coventry as well as growth in our underlying Medicare membership. Total revenue was $13.0 billion and $8.9 billion for the third quarters of 2013 and 2012, respectively.

•
Operating Expenses (1) were $2.3 billion for the third quarter of 2013. The operating expense ratio (5) was 17.3 percent and 18.3 percent for the third quarters of 2013 and 2012, respectively. The improvement in the operating expense ratio is primarily driven by operating revenue growth and continued execution of our expense initiatives, including execution on our Coventry-related cost synergies. The total company expense ratio was 17.7 percent and 18.4 percent for the third quarters of 2013 and 2012, respectively.

•
Pre-tax Operating Margin (6) was 7.9 percent for the third quarter of 2013 compared with 10.2 percent for the third quarter of 2012 primarily due to lower underwriting margins in our underlying Medicare business. For the third quarter of 2013, the after-tax net income margin was 4.0 percent compared to 5.6 percent for 2012.

•
Outstanding Shares were 367.5 million and 334.5 million as of September 30, 2013 and 2012, respectively. Share repurchases in the third quarter of 2013 totaled 5.2 million shares at a cost of $333 million.

Health Care business results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:

•
Operating earnings (1) of $585.8 million for the third quarter of 2013 compared with $531.8 million for the third quarter of 2012. Operating earnings were 10 percent higher in the third quarter of 2013 due to the acquisition of Coventry partially offset by lower underwriting margins primarily in our underlying Medicare business.

•	Net income (2) was $549.1 million for the third quarter of 2013 compared with $532.3 million for the third quarter of 2012.

•
Operating revenues (3) of $12.3 billion for the third quarter of 2013 compared with $8.2 billion for the third quarter of 2012. The 49 percent increase is due primarily to the inclusion of Coventry revenue as well as growth in our underlying Medicare membership. Total revenue for the third quarter of 2013 was $12.3 billion compared with $8.3 billion for the third quarter of 2012.

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•	Sequentially, third-quarter 2013 medical membership increased by 184 thousand due to growth across our Health Care businesses, primarily in Commercial as well as Medicare Supplement.

•	Medical benefit ratios (MBRs) for the three and nine months ended September 30, 2013 and 2012 were as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Commercial	80.5%	79.6%	79.5%	80.4%
Medicare	87.8%	82.5%	88.2%	83.3%
Medicaid	84.9%	87.6%	86.0%	89.6%
Health Care	83.1%	80.7%	82.6%	81.5%

Our third-quarter Commercial MBR includes the impact of lower than projected medical cost trends, which resulted in favorable development of prior periods' health care cost estimates, primarily attributable to 2013 performance. The increase in our third-quarter Medicare MBR is primarily due to reflecting favorable 2012 experience in customer premiums on renewal in 2013 as well as underperformance in two specific Medicare product offerings and the impacts of sequestration. The improvement in our third-quarter Medicaid MBR is primarily due to the inclusion of Coventry, which added geographies carrying relatively lower MBRs.

•
Prior-years' health care costs payable estimates have developed favorably by $396.4 million and $145.0 million during the first nine months of 2013 and 2012, respectively. This development does not directly correspond to an increase in our operating results for the nine months ended September 30, 2013. The development is reported on a basis consistent with the prior years' development reported in the health care costs payable tables in our annual audited financial statements.

Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:

•
Operating earnings (1) of $19.7 million for the third quarter of 2013 compared with $29.3 million for the third quarter of 2012 primarily reflecting lower underwriting margins in our Group Life products due to higher claim incidence, partially offset by higher underwriting margins in our Disability products.

•	Net income (2) of $17.2 million for the third quarter of 2013 compared with $33.2 million for the third quarter of 2012.

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•
Operating revenues (3) of $577.7 million for the third quarter of 2013, a 9 percent increase over $531.2 million for the third quarter of 2012. Total revenue was $573.7 million in the third quarter of 2013 and $537.1 million in the third quarter of 2012.

Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily for qualified pension plans, reported:

•	Operating earnings (1) of $6.2 million for the third quarter of 2013 compared with $3.7 million for the third quarter of 2012.

•	Net income (2) of $2.4 million for the third quarter of 2013 compared with $.8 million for the third quarter of 2012.

•
Operating revenues (3) of $113.7 million for the third quarter of 2013 compared with $124.3 million for the third quarter of 2012. Total revenue, which includes net realized capital losses, was $162.1 million in the third quarter of 2013 compared with $119.8 million in the third quarter of 2012. Third-quarter 2013 total revenue also includes $54.1 million of group annuity conversion premium related to the conversion of an existing Large Case Pensions group annuity contract from a participating to a non-participating contract. That revenue is offset by an equivalent benefit expense associated with that contract conversion.

Aetna's conference call to discuss third-quarter 2013 results will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna's Investor Information link on the Internet at www.aetna.com. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna's Investor Information website.

The conference call also can be accessed by dialing 1-888-297-0360 or +1-719-457-2573 for international callers. The company suggests participants dial in approximately 10 minutes before the call. The access code is 5078030. Individuals who dial in will be asked to identify themselves and their affiliations.

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A replay of the call may be accessed through Aetna's Investor Information link on the Internet at www.aetna.com or by dialing 1-888-203-1112, or +1-719-457-0820 for international callers. The replay access code is 5078030. Telephone replays will be available until 11 p.m. ET on November 12, 2013.

About Aetna
Aetna is one of the nation's leading diversified health care benefits companies, serving an estimated 44 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities, Medicaid health care management services, workers' compensation administrative services and health information technology products and services. Aetna's customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com.

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Consolidated Statements of Income

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2013	2012	2013	2012
Revenue:
Health care premiums	$11,025.2	$7,246.8	$28,512.3	$21,602.1
Other premiums	525.9	482.1	1,561.5	1,427.2
Group annuity contract conversion premium	54.1	—	54.1	—
Fees and other revenue	1,233.1	954.9	3,326.1	2,881.7
Net investment income	210.0	216.2	670.1	681.6
Net realized capital (losses) gains	(12.7)	17.3	(12.2)	77.6
Total revenue	13,035.6	8,917.3	34,111.9	26,670.2

Benefits and expenses:
Health care costs	9,161.9	5,847.7	23,548.3	17,613.5
Current and future benefits	557.0	517.3	1,655.4	1,512.5
Benefit expense on group annuity contract conversion	54.1	—	54.1	—
Operating expenses:
Selling expenses	353.9	272.8	983.3	820.5
General and administrative expenses	1,950.6	1,366.8	5,154.8	4,131.5
Total operating expenses	2,304.5	1,639.6	6,138.1	4,952.0
Interest expense	86.1	68.5	247.4	192.2
Amortization of other acquired intangible assets	65.3	34.1	149.5	108.9
Reduction of reserve for anticipated future losses on
discontinued products	—	—	(86.0)	—
Loss on early extinguishment of long-term debt	—	35.4	—	35.4
Total benefits and expenses	12,228.9	8,142.6	31,706.8	24,414.5

Income before income taxes	806.7	774.7	2,405.1	2,255.7
Income taxes	287.7	275.1	862.0	786.5
Net income including non-controlling interests	519.0	499.6	1,543.1	1,469.2
Less: Net income (loss) attributable to non-controlling interests	.4	.4	(1.6)	1.4
Net income attributable to Aetna	$518.6	$499.2	$1,544.7	$1,467.8

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Summary of Results

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2013	2012	2013	2012
Operating earnings (1)	$561.8	$523.2	$1,606.2	$1,452.6
Transaction and integration-related costs, net of tax	(34.6)	(12.5)	(140.6)	(12.5)
Reduction of reserve for anticipated future losses on
discontinued products, net of tax	—	—	55.9	—
Reversal of allowance and gain on sale of reinsurance
recoverable, net of tax	—	—	32.1	—
Loss on early extinguishment of long-term debt, net of tax	—	(23.0)	—	(23.0)
Net realized capital (losses) gains, net of tax	(8.6)	11.5	(8.9)	50.7
Net income (2) (GAAP measure)	$518.6	$499.2	$1,544.7	$1,467.8

Weighted average common shares - basic	371.1	334.8	351.8	342.2

Weighted average common shares - diluted	375.2	338.6	355.5	347.2

Per Common Share
Operating earnings (1)	$1.50	$1.55	$4.52	$4.18
Transaction and integration-related costs, net of tax	(.09)	(.04)	(.40)	(.03)
Reduction of reserve for anticipated future losses on
discontinued products, net of tax	—	—	.16	—
Reversal of allowance and gain on sale of reinsurance
recoverable, net of tax	—	—	.09	—
Loss on early extinguishment of long-term debt, net of tax	—	(.07)	—	(.07)
Net realized capital (losses) gains, net of tax	(.03)	.03	(.02)	.15
Net income (2) (GAAP measure)	$1.38	$1.47	$4.35	$4.23

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Segment Information (7)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2013	2012	2013	2012
Health Care:
Operating revenue (3) (excludes net realized capital (losses) gains
and an other item)	$12,302.8	$8,244.5	$31,968.2	$24,629.0
Interest income on proceeds of transaction-related debt	—	—	2.5	—
Net realized capital (losses) gains	(3.0)	15.9	(.5)	63.2
Total revenue (GAAP measure)	$12,299.8	$8,260.4	$31,970.2	$24,692.2

Commercial Medical Benefit Ratio:
Premiums	$6,553.6	$5,266.2	$17,835.6	$15,645.9
Health care costs	$5,272.9	$4,190.0	$14,185.5	$12,574.9

Commercial MBR (GAAP measure)	80.5%	79.6%	79.5%	80.4%

Medicare Medical Benefit Ratio:
Premiums	$3,220.4	$1,525.4	$8,114.9	$4,731.3
Health care costs	$2,826.9	$1,259.0	$7,158.9	$3,940.9

Medicare MBR (GAAP measure)	87.8%	82.5%	88.2%	83.3%

Medicaid Medical Benefit Ratio:
Premiums	$1,251.2	$455.2	$2,561.8	$1,224.9
Health care costs	$1,062.1	$398.7	$2,203.9	$1,097.7

Medicaid MBR (GAAP measure)	84.9%	87.6%	86.0%	89.6%

Total Medical Benefit Ratio:
Premiums	$11,025.2	$7,246.8	$28,512.3	$21,602.1
Health care costs	$9,161.9	$5,847.7	$23,548.3	$17,613.5

Total MBR (GAAP measure)	83.1%	80.7%	82.6%	81.5%

Operating earnings (1)	$585.8	$531.8	$1,637.8	$1,444.2
Transaction and integration-related costs, net of tax	(34.4)	(10.0)	(126.4)	(10.0)
Net realized capital (losses) gains, net of tax	(2.3)	10.5	(1.3)	41.3
Net income (2) (GAAP measure)	$549.1	$532.3	$1,510.1	$1,475.5

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Segment Information continued (7)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2013	2012	2013	2012
Group Insurance:
Operating revenue (3) (excludes net realized
capital (losses) gains and an other item)	$577.7	$531.2	$1,741.4	$1,589.6
Gain on sale of reinsurance recoverable	—	—	7.2	—
Net realized capital (losses) gains	(4.0)	5.9	(1.0)	16.1
Total revenue (GAAP measure)	$573.7	$537.1	$1,747.6	$1,605.7

Operating earnings (1)	$19.7	$29.3	$80.8	$116.2
Reversal of allowance and gain on sale of reinsurance recoverable	—	—	32.1	—
Net realized capital (losses) gains	(2.5)	3.9	(.6)	10.5
Net income (2) (GAAP measure)	$17.2	$33.2	$112.3	$126.7

Large Case Pensions:
Operating revenue (3) (excludes net realized
capital losses and an other item)	$113.7	$124.3	$350.7	$374.0
Group annuity contract conversion premium	54.1	—	54.1	—
Net realized capital losses	(5.7)	(4.5)	(10.7)	(1.7)
Total revenue (GAAP measure)	$162.1	$119.8	$394.1	$372.3

Operating earnings (1)	$6.2	$3.7	$16.2	$13.4
Reduction of reserve for anticipated future losses on
discontinued products	—	—	55.9	—
Net realized capital losses	(3.8)	(2.9)	(7.0)	(1.1)
Net income (2) (GAAP measure)	$2.4	$.8	$65.1	$12.3

Corporate Financing: (8)
Operating loss (1)	$(49.9)	$(41.6)	$(128.6)	$(121.2)
Transaction and integration-related costs	(.2)	(2.5)	(14.2)	(2.5)
Loss on early extinguishment of long-term debt, net of tax	—	(23.0)	—	(23.0)
Net loss (GAAP measure)	$(50.1)	$(67.1)	$(142.8)	$(146.7)

Total Company:
Operating revenue (3) (excludes net realized capital (losses) gains
and other items) (A)	$12,994.2	$8,900.0	$34,060.3	$26,592.6
Group annuity contract conversion premium	54.1	—	54.1	—
Interest income on proceeds of transaction-related debt	—	—	2.5	—
Gain on sale of reinsurance recoverable	—	—	7.2	—
Net realized capital (losses) gains	(12.7)	17.3	(12.2)	77.6
Total revenue (GAAP measure) (B)	$13,035.6	$8,917.3	$34,111.9	$26,670.2

Operating expenses (C)	$2,253.3	$1,629.6	$6,008.9	$4,942.0
Transaction and integration-related costs	51.2	10.0	171.4	10.0
Reversal of allowance on reinsurance recoverable	—	—	(42.2)	—
Total operating expenses (GAAP measure) (D)	$2,304.5	$1,639.6	$6,138.1	$4,952.0

Operating Expense Ratios:
Operating expense ratio (C)/(A)	17.3%	18.3%	17.6%	18.6%
Total company expense ratio (D)/(B) (GAAP measure)	17.7%	18.4%	18.0%	18.6%

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Membership

	September 30,	June 30,	December 31,	September 30,
(Thousands)	2013	2013	2012	2012
Medical Membership:
Commercial	18,764	18,634	16,299	16,281
Medicare Advantage	961	948	448	443
Medicare Supplement	363	341	238	201
Medicaid	2,064	2,045	1,257	1,253
Total Medical Membership	22,152	21,968	18,242	18,178

Consumer-Directed Health Plans (9)	3,307	3,253	2,550	2,562

Dental Membership:
Total Dental Membership	14,215	14,254	13,615	13,608

Pharmacy Benefit Management Membership:
Commercial	10,124	10,062	8,002	8,028
Medicare Prescription Drug Plan (stand-alone)	2,139	2,084	479	479
Medicare Advantage Prescription Drug Plan	582	572	203	201
Medicaid	1,244	1,128	107	107
Total Pharmacy Benefit Management Services	14,089	13,846	8,791	8,815

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Operating Margins

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2013	2012	2013	2012
Reconciliation to Income Before Income Taxes:
Operating earnings (1) before income taxes, excluding interest
expense and amortization of other acquired intangible assets (A)	$1,022.0	$905.4	$2,847.7	$2,524.6
Interest expense *	(86.1)	(64.7)	(226.7)	(188.4)
Amortization of other acquired intangible assets	(65.3)	(34.1)	(149.5)	(108.9)
Transaction and integration-related costs	(51.2)	(13.8)	(189.6)	(13.8)
Reduction of reserve for anticipated future losses on
discontinued products	—	—	86.0	—
Reversal of allowance and gain on sale
of reinsurance recoverable	—	—	49.4	—
Loss on early extinguishment of long-term debt	—	(35.4)	—	(35.4)
Net realized capital (losses) gains	(12.7)	17.3	(12.2)	77.6
Income before income taxes (GAAP measure)	$806.7	$774.7	$2,405.1	$2,255.7

Reconciliation to Net Income:
Operating earnings,(1) excluding interest expense and
amortization of other acquired intangible assets, net of tax	$660.3	$587.5	$1,850.8	$1,645.9
Interest expense, net of tax *	(56.0)	(42.1)	(147.4)	(122.5)
Amortization of other acquired intangible assets, net of tax	(42.5)	(22.2)	(97.2)	(70.8)
Transaction and integration-related costs, net of tax	(34.6)	(12.5)	(140.6)	(12.5)
Reduction of reserve for anticipated future losses on
discontinued products, net of tax	—	—	55.9	—
Reversal of allowance and gain on sale of reinsurance
recoverable, net of tax	—	—	32.1	—
Loss on early extinguishment of long-term debt, net of tax	—	(23.0)	—	(23.0)
Net realized capital (losses) gains, net of tax	(8.6)	11.5	(8.9)	50.7
Net income (2) (GAAP measure) (B)	$518.6	$499.2	$1,544.7	$1,467.8

Reconciliation of Revenue:
Operating revenue (3) (excludes net realized capital (losses) gains
and other items) (C)	$12,994.2	$8,900.0	$34,060.3	$26,592.6
Group annuity contract conversion premium	54.1	—	54.1	—
Interest income on proceeds of transaction-related debt	—	—	2.5	—
Gain on sale of reinsurance recoverable	—	—	7.2	—
Net realized capital (losses) gains	(12.7)	17.3	(12.2)	77.6
Total revenue (GAAP measure) (D)	$13,035.6	$8,917.3	$34,111.9	$26,670.2

Operating and Net Income Margins:
Pretax operating margin (A)/(C)	7.9%	10.2%	8.4%	9.5%
After-tax net income margin (B)/(D) (GAAP measure)	4.0%	5.6%	4.5%	5.5%

*
Interest expense of $147.4 million ($226.7 million pretax) for the nine months ended September 30, 2013, excludes the negative cost of carry on transaction-related debt issued in connection with the acquisition of Coventry. Those costs are presented within transaction and integration-related costs prior to the closing of the acquisition of Coventry, which occurred on May 7, 2013 (the "Acquisition Date"). After the Acquisition Date, the interest expense associated with the transaction-related debt is included in interest expense. Interest expense of $42.1 million ($64.7 million pretax) and $122.5 million ($188.4 million pretax), for the three and nine months ended September 30, 2012, respectively, each exclude costs associated with the bridge credit agreement that was in effect prior to the Coventry acquisition. Those costs are presented within transaction and integration-related costs.

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(1) Operating earnings and operating earnings per share exclude from net income attributable to Aetna net realized capital gains and losses and other items, if any, that neither relate to the ordinary course of our business nor reflect our underlying business performance. Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna's underlying business performance from period to period. Management uses operating earnings to assess business performance and to make decisions regarding Aetna's operations and allocation of resources among Aetna's businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.

For the periods covered in this press release, the following items are excluded from operating earnings because we believe they neither relate to the ordinary course of our business nor reflect our underlying business performance:

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We incurred transaction and integration-related costs related to the acquisition of Coventry of $34.6 million ($51.2 million pretax) and $140.6 million ($189.6 million pretax) during the three and nine months ended September 30, 2013, respectively, and $12.5 million ($13.8 million pretax) during the three and nine months ended September 30, 2012.  Transaction costs include advisory, legal and other professional fees which are not deductible for tax purposes and are reflected in our GAAP Consolidated Statements of Income in general and administrative expenses, as well as the cost of the bridge credit agreement that was in effect prior to the Coventry acquisition, which is reflected in the GAAP Consolidated Statements of Income in interest expense. Transaction costs also include transaction-related payments as well as expenses related to the negative cost of carry associated with the permanent financing that we obtained in November 2012 for the Coventry acquisition. Prior to the Acquisition Date, the negative cost of carry associated with the permanent financing was excluded from operating earnings and operating earnings per share. The components of the negative cost of carry are reflected in our GAAP Consolidated Statements of Income in interest expense, net investment income, and general and administrative expenses. On and after the Acquisition Date, the interest expense and general and administrative expenses associated with the permanent financing are no longer excluded from operating earnings or operating earnings per share.

•
In the third quarter of 2013, an existing group annuity contract converted from a participating to a non-participating contract.  Pursuant to GAAP accounting standards, we recorded $54.1 million of non-cash group annuity conversion premium for this contract and a corresponding $54.1 million of non-cash benefit expense on group annuity conversion for this contract.

•
We reduced the reserve for anticipated future losses on discontinued products by $55.9 million ($86.0 million pretax) in the second quarter of 2013. We believe excluding any changes in the reserve for anticipated future losses on discontinued products from operating earnings provides more useful information as to our continuing products and is consistent with the treatment of the operating results of these discontinued products, which are credited or charged to the reserve and do not affect our operating results.

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In 2008, as a result of the liquidation proceedings of Lehman Re Ltd. ("Lehman Re"), a subsidiary of Lehman Brothers Holdings Inc., we recorded an allowance against our reinsurance recoverable from Lehman Re of $27.4 million ($42.2 million pretax). This reinsurance was placed in 1999 and was on a closed book of paid-up group whole life insurance business. In the second quarter of 2013, we sold our claim against Lehman Re to an unrelated third party including the reinsurance recoverable and terminated the reinsurance arrangement. Upon the sale of the claim and termination of the arrangement, we released the related allowance thereby reducing other general and administrative expenses by $27.4 million ($42.2 million pretax) and recognized a $4.7 million ($7.2 million pretax) gain on the sale in fees and other revenue.

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In the third quarter of 2012, we incurred a loss on the early extinguishment of long-term debt of $23.0 million ($35.4 million pretax) related to repurchases of certain of our outstanding senior notes.

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Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations.

For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (“GAAP”), refer to the tables on pages 8 through 10 and 12 of this press release.

(2) Net Income refers to net income attributable to Aetna reported in the GAAP Consolidated Statements of Income. Unless otherwise indicated, all references in this press release to operating earnings, operating earnings per share, net income, and net income per share are based upon net income attributable to Aetna, which exclude amounts attributable to non-controlling interests.

(3) Operating revenue excludes net realized capital gains and losses, the gain on sale of a reinsurance recoverable from Lehman Re, interest income on the proceeds of the transaction-related debt and premium from a group annuity contract conversion, as noted in (1) above. Refer to the tables on pages 9, 10 and 12 of this press release for a reconciliation of operating revenue to total revenue calculated under GAAP.

(4) Projected operating earnings per share exclude from net income any future net realized capital gains and losses and other items, if any, that neither relate to the ordinary course of our business nor reflect our underlying business performance. Projected operating earnings per share also exclude projected integration-related costs related to the Coventry acquisition. Aetna is not able to project the amount of future net realized capital gains and losses or any such other items (other than projected integration-related costs related to the Coventry acquisition) and therefore cannot reconcile projected operating earnings per share to projected net income per share in any period. Projected operating earnings per share for the full year 2013 assume approximately 360 million weighted average diluted shares.

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(5) The operating expense ratio excludes net realized capital gains and losses and other items, if any. For a reconciliation of this metric to the comparable GAAP measure refer to page 10 of this press release.

(6) In order to provide useful information regarding Aetna's profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna's pretax operating margin is based on operating earnings excluding interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess Aetna's performance, including performance versus competitors.

(7) Operating revenue and operating expense information is presented before income taxes. Operating earnings is presented net of income taxes.

(8) Our Corporate Financing segment is not a business segment. It is added to our business segments to reconcile to our consolidated results. Net loss of the Corporate Financing segment includes interest expense on our outstanding debt and the financing components of our pension and other postretirement benefit plan expenses (benefits). As described in (1) above, operating earnings of the Corporate Financing segment exclude other items, if any, that neither relate to the ordinary course of our business nor reflect our underlying business performance. Prior to the Acquisition Date, Corporate Financing operating loss excluded the interest expense components of transaction-related costs. Since the Acquisition Date, Corporate Financing operating loss has included the interest expense component of transaction-related costs.

(9) Represents members in consumer-directed health plans included in Aetna's Commercial medical membership.

CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- -- Certain information in this press release is forward-looking, including our projections as to operating earnings per share; fourth-quarter 2013 performance; our ability to achieve our synergy and accretion targets for the Coventry acquisition; and weighted average diluted shares. Forward-looking information is based on management's estimates, assumptions and projections and is subject to significant uncertainties and other factors, many of which are beyond our control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to: the implementation of health care reform legislation, including the implementation of health insurance exchanges; our ability to achieve the synergies and value creation contemplated by the Coventry acquisition; our ability to promptly and effectively integrate Coventry's businesses; the diversion of management time on Coventry integration-related issues; the final allocation of the Coventry purchase price in our financial statements; and changes in our future cash requirements, capital requirements, results of operations, financial condition and/or cash flows. Health care reform will significantly impact our business operations and financial results, including our pricing and medical benefit ratios. Components of the legislation will be phased in over the next several years, and we will be required to dedicate material resources and incur material expenses during that time to implement health care reform. Many significant parts of the legislation, including Medicaid expansion, employer penalties and the implementation of Medicare minimum medical loss ratios, require further guidance and clarification at both the federal level and/or in the form of regulations and actions by state legislatures to implement the law. In addition, pending efforts in the U.S. Congress to amend or restrict funding for various aspects of health care reform, and the possibility of additional litigation challenging aspects of the law continue to create additional uncertainty about the ultimate impact of health care reform. As a result, many of the impacts of health care reform will not be known for the next several years. Other important risk factors include: adverse changes in health care reform and/or other federal or state government policies or regulations as a result of health care reform or otherwise (including legislative, judicial or regulatory measures that would affect our business model, restrict funding for or amend various aspects of health care reform, limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, such as mandated minimum medical benefit ratios, eliminate or reduce ERISA pre-emption of state laws (increasing our potential litigation exposure) or mandate coverage of certain health benefits); adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of, or increases in the rate of, unemployment); our ability to diversify our sources of revenue and earnings (including by expanding our foreign operations), transform our business model and optimize our business platforms; the success of our HealthagenSM, Accountable Care Solutions and health information technology initiatives; adverse changes in size, product or geographic mix or medical cost experience of membership; managing executive succession and key talent retention, recruitment and development; failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory review or other regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where membership is concentrated, including successful protests of business awarded to us; failure to adequately implement Health Care Reform; reputational issues arising from our social media activities, data security breaches, other cybersecurity risks or other causes; the outcome of various litigation and regulatory matters, including audits, challenges to our minimum MLR rebate methodology and/or reports, guaranty fund assessments, intellectual property litigation and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers and/or life insurance policies; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; our ability to successfully integrate our businesses (including Coventry and other businesses we may acquire in the future) and implement multiple strategic and operational initiatives simultaneously; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of flu, increased COBRA participation rates or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; increases resulting from unfavorable changes in contracting or re-contracting with providers; and increased pharmacy costs, including in our health insurance exchange products); our ability to manage health care and other benefit costs; adverse program, pricing, funding or audit actions by federal

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or state government payors, including as a result of sequestration and/or curtailment or elimination of the Centers for Medicare & Medicaid Services' star rating bonus payments; our ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; a downgrade in our financial ratings; our ability to develop and maintain relations with providers while taking actions to reduce medical costs and/or expand the services we offer; our ability to demonstrate that our products lead to access to quality care by our members; our ability to maintain our relationships with third-party brokers, consultants and agents who sell our products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; the ability to successfully implement our agreement with CVS Caremark Corporation on a timely basis and in a cost-efficient manner and to achieve projected operating efficiencies for the agreement; and adverse impacts from any failure to raise the U.S. government's debt ceiling or any sustained U.S. Federal government shut down. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2012 Annual Report on Form 10-K ("Aetna's Annual Report") and Aetna's Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 ("Aetna's Second-Quarter 10-Q"), each on file with the Securities and Exchange Commission (the "SEC"), and Aetna's Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 (together with Aetna's Second-Quarter 10-Q, "Aetna's Quarterly Reports") when filed with the SEC. You also should read Aetna's Annual Report and Aetna's Quarterly Reports for a discussion of Aetna's historical results of operations and financial condition.